EXHIBIT 10.95
EXECUTION COPY

EMPLOYMENT AGREEMENT

between

Mr. Mario Licciardello

(hereinafter referred to as the “Executive”)

and

Numonyx B.V., a private company with limited liability organized under the laws of The
Netherlands, with corporate seat in Amsterdam, The Netherlands;

(hereinafter referred to as “Numonyx”)

WHEREAS, Intel Corporation, a Delaware corporation (“Intel”), STMicroelectronics N.V., a limited liability company organized under the laws of The Netherlands, with corporate seat in Amsterdam, The Netherlands (“ST”), Redwood Blocker S.A.R.L., a limited liability company organized under the laws of The Grand-Duchy of Luxembourg (“FP”), and Francisco Partners II (Cayman) L.P., an exempted limited partnership organized under the laws of the Cayman  Islands, have entered into a Master Agreement, dated as of May 22, 2007, as such agreement may be amended from time to time, (the “Master Agreement”), pursuant to which such parties have agreed to form Numonyx Holdings B.V. (“Holdings”) and its Subsidiaries.

WHEREAS, Intel will transfer, and will cause certain of its Subsidiaries to transfer to Holdings and its Subsidiaries, the Intel Transferred Assets in consideration for the issuance by Holdings of the Intel Holdings Shares, the payment by Holdings or its Subsidiaries of the Intel Cash Consideration, and the assumption by Holdings or its Subsidiaries of the Intel Transferred Liabilities, all on the terms and conditions set forth in the Intel Asset Transfer Agreement.

WHEREAS, ST will transfer, and will cause certain of its Affiliates to transfer to Numonyx and its Subsidiaries, the ST Transferred Assets in consideration for the issuance by Numonyx of the ST Numonyx Shares, the payment by Numonyx of the ST Cash Consideration, and the assumption by Numonyx and its Subsidiaries of the ST Transferred Liabilities, all on the terms and conditions set forth in the ST Asset Contribution Agreement and the ST Ancillary Agreements.

WHEREAS, at Closing, ST will immediately contribute the ST Numonyx Shares to Holdings in consideration for the issuance by Holdings of the ST Holdings Shares and the ST Notes on the terms and conditions set forth in the ST Asset Contribution Agreement and the Note Agreement.

WHEREAS, FP and an Affiliate of FP will invest in Holdings and its Affiliates by purchasing and accepting the FP Holdings Shares, on the terms and conditions set forth in the Share Purchase Agreement.

*****

Article 1

Job Title, Reporting and Employment Duties

1.1	Title

Numonyx shall employ the Executive as Chief Operating Officer.

The Executive shall also serve as Chief Operating Officer of Holdings.

1.2	Reporting

The Executive shall report to the Chief Executive Officer of Numonyx.

1.3	Employment Duties

The Executive shall have duties and responsibilities normally associated with the position of Chief Operating Officer and such other duties and responsibilities commensurate with his position and consistent with the foregoing as may be assigned to him from time to time by the Chief Executive Officer of Numonyx.

The Executive shall serve Numonyx, Holdings and their Affiliates on a full-time basis,  act at all times in good faith and further the best interests of Numonyx, Holdings and their Affiliates, in each case, to the best of his ability.

During the Employment Period (as defined in Section 2.2 below), the Executive shall not, directly or indirectly, render services to any other person or organization without the consent of Numonyx pursuant to authority granted by a resolution of the Supervisory Board of Holdings (the “Supervisory Board”) or otherwise engage in activities that would materially interfere with the performance of his duties and responsibilities hereunder.

Article 2

Duration

2.1	Effectiveness

This Agreement shall become effective as of the Closing Date, which, for purposes of this Agreement, is hereinafter referred to as the “Commencement Date;” provided that the Executive shall be given a period of not fewer than 15 business days following the Commencement Date to review and consider the terms of this Agreement and to consult with his advisors with respect to this Agreement. The Compensation Committee of the Supervisory Board (the “Compensation Committee”) and the Executive hereby agree to negotiate in good faith any amendments to this Agreement that the Executive may reasonably request as a result of the aforementioned review.

In the event that the transactions contemplated by the Master Agreement are not consummated, this Agreement shall be automatically null and void.

2.2	Duration

The Executive’s employment under this Agreement shall commence as of the Commencement Date and shall continue for an indefinite period of time unless terminated in accordance with the provisions of Article 11. The period from the Commencement Date until the termination of the Executive’s employment under this Agreement is referred as the “Employment Period”; and the Executive’s last day of employment with Numonyx is referred to as the “Date of Termination.”

The Executive hereby understands and agrees that it may be necessary, for the sole purpose of making the Executive an employee of Numonyx as soon as possible, for the Executive to be provided with his salary and benefits through an Affiliate of Numonyx located in Italy for a limited period of time during the Employment Period until such time as Numonyx has the capacity to provide the Executive with such salary and benefits through a Swiss Affiliate. Notwithstanding anything to the contrary in this Agreement, the Executive hereby agrees that such provision of salary and benefits by such Italian Affiliate shall not constitute a breach of this Agreement or any other agreement between the Executive and Numonyx or any of its Affiliates.

Article 3

Place of Work

During the Employment Period, the Executive’s duties shall be carried out in the principal offices of the Company in the Canton of Vaud, Switzerland. The Executive nevertheless agrees that he may be subject to travel requirements from time to time for reasonable business purposes.  Travel arrangements shall be as per standards customarily used by Numonyx and its Affiliates.

Article 4

Reimbursement of Expenses

Reimbursement of business expenses incurred by the Executive in the conduct of his duties hereunder shall be made by Numonyx promptly following the presentation of appropriate justifications in accordance with Numonyx’s policies as may be in effect from time to time.

Article 5

Working Time

Normal working time is 40 hours per week. Due to his position and responsibilities, the Executive understands and accepts that he may have to perform overtime work to fulfill his duties. Compensation of any overtime work performed by the Executive is included in the compensation granted to the Executive in accordance with the provisions of Article 6 of this Agreement.

Article 6

Compensation

6.1	Salary

During the Employment Period, the Executive shall receive a gross base salary of CHF 490,000 per annum (such base salary, as increased from time to time, the “Base Salary”), subject to statutory deductions, payable in 12 equal monthly installments by bank transfer to a bank account designated by the Executive; provided that the Base Salary shall be prorated for any partial calendar year of Numonyx during the Employment Period. Numonyx will provide the Executive with a monthly written salary statement including all salary deductions.

During the Employment Period, the Base Salary shall be reviewed and adjusted (but not downward) by the Supervisory Board in good faith, based upon the Executive’s performance.

6.2	Performance Bonus

For each calendar year during the Employment Period, in addition to the Base Salary, the Executive shall have the opportunity to earn an annual cash bonus (the “Performance Bonus”) as reasonably determined by Supervisory Board after consultation with the Executive, provided the Executive is employed through the end of the calendar year. Any amount payable in respect of the Performance Bonus shall be paid in a lump sum in February of the year next following the year for which the amount is earned or awarded.

The Performance Bonus for calendar years 2008 and 2009 shall be based on the achievement of the performance goals and in accordance with the methodology, in each case, as determined by the Compensation Committee in consultation with the Executive at the first meeting thereof immediately following the Closing Date; provided that in each of calendar years 2008 and 2009 the target amount of such Performance Bonus shall be CHF 466,000 (the “Target Performance Bonus”), the minimum amount of such Performance Bonus shall be CHF 330,000 (the “Minimum Performance Bonus”) and the maximum amount of such Performance Bonus shall be CHF 650,000 (the “Maximum Performance Bonus”); provided further that the Performance Bonus for calendar year 2008 shall not be prorated to reflect the portion of the calendar year that elapsed prior to the Commencement Date.

6.3	Car Allowance

During the Employment Period, Numonyx shall provide the Executive with a car and provide for the reasonable maintenance thereof in accordance with the applicable Numonyx policies and procedures of as in effect from time to time.

6.4	Housing Allowance and Relocation

During the Employment Period, the Executive shall be entitled to a housing allowance in the amount of CHF 6,000 per month in accordance with the applicable policies and procedures of Numonyx as in effect from time to time.

If, during the Employment Period, the Executive relocates from Italy at the request of Numonyx, and as agreed by the Executive, Numonyx shall pay or reimburse the Executive the reasonable costs of such relocation in accordance with the applicable procedures of Numonyx as in effect from time to time.

6.5	Indemnification

The Executive shall be indemnified in accordance with Section 6.10 of the Securityholders’ Agreement (and the Indemnification Agreement referenced therein).

Article 7

Social Security

7.1	Deduction for Social Security

Numonyx shall deduct from the Executive’s Base Salary and Bonus his legal share for contribution to the statutory Swiss social security scheme as required by applicable law.

7.2	Accident Insurance

During the Employment Period, the Executive shall be insured in case of both occupational and non-occupational accidents in accordance with programs provided by Numonyx as may be in effect from time to time.

7.3	Loss of Salary Insurance

During the Employment Period, the Executive shall also be entitled to benefits from a loss of salary insurance in case of inability to work due to illness or disability in accordance with programs provided by Numonyx as may be in effect from time to time.

7.4	Pension Plan

During the Employment Period, the Executive shall be enrolled in the Numonyx pension plan applicable to Numonyx senior executives as may be in effect from time to time.  A copy of the rules of the pension plan shall be made available to the Executive.

7.5	Welfare Benefits

During the Employment Period, the Executive shall be eligible to participate in and shall receive all benefits under Numonyx’s welfare benefit plans and programs generally applicable to other Numonyx senior executives, in accordance with the terms of the plans and programs, as may be amended from time to time.

Article 8

Holidays and Vacation Days

During the Employment Period, the Executive shall be entitled to 30 vacation days per year in addition to the ordinary statutory holidays observed in the Canton of Vaud. Vacation shall accrue on a pro rata basis over the year, from 1 January to 31 December. Any unused vacation days in any year shall be carried forward to the following year in accordance with Numonyx’s policies as may be in effect from time to time.

Article 9

Sickness, Absence, Special Leave

Except in isolated incidents of short duration, if the Executive is unable to work as a result of illness, injury, accident or other incapacity or other circumstances beyond his control, he shall promptly inform the Human Resource Department of the reason for his absence. If the
Executive’s absence is due to illness, injury or accident, Numonyx may request that the Executive provide a medical certificate.

Article 10

Data Protection

10.1	Personal Data

The Executive agrees to the storage of his personal data by Numonyx. In case of transmission of personal data within the Numonyx Group, the recipients of such data shall keep them confidential and not transmit them to third parties without the Executive’s prior written approval.

10.2	Right of Consultation

The Employee may consult his personal data at any time and request the immediate correction of any incorrect data.

Article 11

Termination

11.1	Ordinary Termination

Unless otherwise provided in this Agreement, the Executive’s employment hereunder may be terminated at any time by either party giving 30 days’ written notice to the other party.

11.2	Death

The Executive’s employment hereunder shall terminate without notice on the date of the Executive’s death.

11.3	Termination for Cause

The Executive’s employment hereunder may be terminated without prior notice and with immediate effect by either party for any valid reasons within the meaning of Art. 337 of the Swiss Code of Obligations.

11.4	Resignation from Directorships and Officerships

The termination of the Executive’s employment hereunder for any reason shall constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with Numonyx and any Affiliate of Numonyx (the “Numonyx Group”) and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by Numonyx. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

Article 12

Confidentiality

12.1	Confidential Information

Subject to Section 12.2, the Executive shall, other than as may be required in the ordinary course of the performance of his duties during the Employment Period, keep confidential at all times, even after the end of the Employment Period, and shall not reveal, without the prior written consent of Numonyx, all matters deemed to be confidential by any member of the Numonyx Group (“Confidential Information”) concerning the assets, liabilities, employees, goodwill, business affairs of, including the names and the addresses of past, present or prospective clients, confidential commercial concessions, manufacturing processes, marketing data or any other confidential information concerning, useful to or used by any member of the Numonyx Group that he has acquired in connection with his employment by Numonyx; provided that “Confidential Information” shall not include information that is known to the public (other than due to the Executive’s violation of this Section 12.1).

12.2	Compelled Disclosure

In the event that the Executive becomes legally compelled by a court or other governmental authority to disclose any Confidential Information, the Executive shall provide Numonyx with prompt written notice so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Executive shall exercise his reasonable efforts to furnish only that portion of such Confidential Information or to take only such action as is legally required by a binding order of such court or other governmental authority and shall exercise his reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information.

12.3	Exclusive Property

The Executive confirms that all Confidential Information is and shall remain the exclusive property of the Numonyx Group. All business records, papers and documents kept or made by the Executive relating to the business of the Numonyx Group shall be and remain the property of the Numonyx Group. Upon the request and at the expense of the Numonyx Group, the Executive shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Numonyx Group, fully and completely, all rights created or contemplated by this Article 12. Anything to the contrary notwithstanding, the Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, non-business related correspondence, personal diaries, rolodexes, calendars, personal files and phonebooks; (ii) information showing his compensation or relating to the reimbursement of expenses; and (iii) copies of employee benefit plans, programs and agreements relating to his employment or termination thereof with Numonyx.

Article 13

Non Compete/Non Solicit/Non Disparagement

13.1	Non Compete

The Executive agrees that during the Employment Period and for the 12-month period following the Date of Termination (such period of time being the “Restricted Period”), the Executive shall not, without the prior written consent of Numonyx, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on a Competing

Business (as hereinafter defined) in any geographic area in which the Numonyx Group has engaged, or in which the Supervisory Board contemplates that a member of the Numonyx Group will engage, during such period, in a Competing Business.  For purposes of this Article 13, carrying on a “Competing Business” means to engage in the Numonyx Business or any other business engaged in by the Numonyx within 12 months of termination of employment; provided, however, that nothing herein shall limit the Executive’s right to (i) own not more than 1% of any of the debt or equity securities of any business organization (a) that is then filing reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or (b) that has securities listed on the London Stock Exchange or EURONEXT Paris exchanges or (ii) return to work as an employee of Intel and/or any of its subsidiaries, provided that the Executive does not provide services to a subsidiary, division, business unit or affiliate of Intel that is carrying on a Competing Business.

13.2	Non Solicit

The Executive agrees that, during the Restricted Period, the Executive shall not, without the prior written consent of Holdings, directly or indirectly, (i) interfere with or attempt to interfere with the relationship between any person who is, or was during the then most recent six-month period, an employee, officer, representative or agent of the Numonyx Group and any member of the Numonyx Group, or solicit, induce or attempt to solicit or induce any of them to leave the employ of any member of the Numonyx Group or violate the terms of their respective contracts, or any employment arrangements, with such entities; or (ii) induce or attempt to induce any customer, client, supplier, licensee or other business relation of any member of the Numonyx Group to cease doing business with any member of the Numonyx Group, or in any way interfere with the relationship between any member of the Numonyx Group and any customer, client, supplier, licensee or other business relation of any member of the Numonyx Group.  As used herein, the term “indirectly” shall include the Executive’s permitting the use of the Executive’s name by any competitor of any member of the Numonyx Group to induce or interfere with any employee or business relationship of any member of the Numonyx Group.

13.3	Non Disparagement

The Executive agrees that at no time during the Restricted Period or thereafter shall he make, or cause or assist any other person to make, any statement or other communication to any third party or to any general public media in any form (including books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/internet format or any other medium) which disparages, or is otherwise critical of, the reputation, business or character of any member of the Numonyx Group or any of its respective directors, officers or employees.

Numonyx agrees that during the Restricted Period and thereafter it shall require its directors, officers and employees, and the directors, officers and employees of the members of the Numonyx Group, to refrain from making or causing or assisting any other person to make, any statement or other communication to any third party or to any general public media in any form (including books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/internet format or any other medium) which disparages, or is otherwise critical of, the reputation, business or character of the Executive.

Notwithstanding the foregoing, nothing in this Section 13.3 shall prevent any person from (i) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement or (ii) making any truthful statement to the extent (x) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, or (y) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over such person.

13.4	Reasonableness of the Restrictions

The restrictions contained in this clause are considered by the parties to be reasonable in all circumstances. Each subclause constitutes an entirely separate and independent restriction and the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of the interests of Numonyx.

Article 14

Injunctive Relief

Without intending to limit the remedies available to Numonyx, the Executive agrees that a breach of any of the covenants contained in Articles 12 and 13 of this Agreement may result in material and irreparable injury to the Numonyx Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Numonyx Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the covenants contained in Articles 12 and 13 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the Numonyx Group in lieu of, or prior to or pending determination in, any court proceeding.

Without intending to limit the remedies available to the Executive, Numonyx agrees that a breach of the covenant contained in Article 13.3 of this Agreement may result in material and irreparable injury to the Executive for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Executive shall be entitled to seek a temporary restraining order  or a preliminary or permanent injunction, or both, without bond or other security, restraining any member of the Numonyx Group from engaging in activities prohibited by the covenant contained in Article 13.3 of this Agreement or such other relief as may be required specifically to enforce the covenant contained in Article 13.3 of this Agreement. Such injunctive relief in any court shall be available to the Executive in lieu of, or prior to or pending determination in, any court proceeding.

Article 15

Assignment of Developments

15.1	Generally

The Executive acknowledges that all developments, including the creation of new products, conferences, training/seminars, publications, programs, methods of organizing information, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, copyrights, trade secrets, designs, works, reports, computer software or systems, flow charts, diagrams, procedures, data, documentation and writings and applications thereof, relating to the business or future business of Numonyx that the Executive, alone or jointly with others, has discovered, suggested, conceived, created, made, developed, reduced to practice, or acquired during the Executive’s employment with or as a result of the Executive’s employment with Numonyx (collectively, “Developments”), are works made for hire and shall remain the sole and exclusive property of Numonyx, free of any reserved rights or other rights of any kind on the Executive’s part.

The Executive hereby assigns to Numonyx all of his rights, titles and interest in and to all such Developments, if any.  The Executive agrees to disclose to Numonyx promptly and fully all future Developments and, at any time upon the reasonable request and at the expense of Numonyx, to execute, acknowledge and deliver to Numonyx all instruments that Numonyx shall prepare, to give evidence and to take any and all other actions (including, among other things, the execution and delivery under oath of patent or copyright applications and instruments of assignment) that are necessary or desirable in the reasonable opinion of Numonyx to enable Numonyx to file and prosecute applications for, and to acquire, maintain and enforce, all letters patent, trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary by Numonyx.  All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists and other documentation (and all copies thereof) made or compiled by the Executive or made available to the Executive concerning the Developments or  otherwise concerning the past, present or planned business of Numonyx are the property of Numonyx.  Any such Developments that are in the possession or control of the Executive will be delivered to Numonyx immediately upon the termination of the Executive’s employment with Numonyx.

15.2	Patent Applications

If a patent application or copyright registration is filed by the Executive or on the Executive’s behalf during the Executive’s employment with Numonyx or within one year after the Date of Termination, describing a Development within the scope of the Executive’s work for Numonyx or which otherwise relates to a portion of the business of the Company of which the Executive had knowledge during his employment with Numonyx, it is to be conclusively presumed that the Development was conceived by the Executive during the period of such employment.

Article 16

Miscellaneous

16.1	No Conflicting Agreement

The Executive represents and warrants to Numonyx that (i) the Executive has not taken, and/or will return or (with the consent of his former employer) destroy without retaining copies, all proprietary and confidential materials of his former employer (other than that which pertains to the business of the Numonyx Group); (ii) the Executive has not used, without the consent of his prior employer, any confidential, proprietary or trade secret information in violation of any contractual or common law obligation to his former employer; (iii) except as previously disclosed to Numonyx in writing, the Executive is not party to any agreement, whether written or oral, that would prevent or restrict him from engaging in activities competitive with the activities of his former employer, from directly or indirectly soliciting any employee, client or customer to leave the employ of, or transfer its business away from, his former employer or, if the Executive is subject to such an agreement or policy, he has complied with it; and (iv) the Executive is not a party to any agreement, whether written or oral, that would be breached by or would prevent or interfere with the execution by the Executive of this Agreement or the fulfillment by the Executive of the his obligations hereunder.

16.2	Defense of Claims

The Executive agrees that, during his employment, and for a period of five years after the Date of Termination, upon written request from Numonyx, the Executive will cooperate with Numonyx in the defense of any claims or actions that may be made by or against the Company that affect the Executive’s prior areas of responsibility, except if the Executive’s reasonable interests are adverse to Numonyx in such claim or action. Any request for the Executive’s cooperation pursuant to this Section 16.2 shall take into account the Executive’s other personal and business commitments at the time of such request. Numonyx agrees to promptly reimburse the Executive for all of the Executive’s reasonable travel and other direct expenses incurred, or to advance such expenses as will be reasonably incurred, to comply with the Executive’s obligations under this Section 16.2.

16.3	Amendments

This Agreement cannot be amended or waived in any way, in whole or in part, except by an instrument in writing signed by the parties hereto.

16.4	Assignment; Binding Agreement

This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.  This Agreement and all of Numonyx’s rights and obligations hereunder shall not be assignable by Numonyx except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of Numonyx’s assets; provided that the assignee or transferee is the successor to all or substantially all of the assets of Numonyx and assumes the liabilities, obligations and duties of Numonyx under this Agreement, either contractually or by operation of law.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of Numonyx and the Executive’s heirs and the personal representatives of the Executive’s estate.

16.5	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Switzerland.

16.6	Jurisdiction

Any disputes arising out of or in connection with this Agreement shall be submitted to the competent courts of the Canton of Vaud.

16.7	Survival of Certain Provisions

The rights and obligations set forth in Sections 6.5, 16.2, 16.5 and 16.6 and Articles 12 through 15 shall survive any termination or expiration of the Employment Period.

16.8	Definitions

Except as stated herein, capitalized terms used in this Agreement that are not defined herein shall have the meaning ascribed to such terms in the Master Agreement.

16.9	Exhibits

Any Exhibits attached to the Agreement shall form an integral part hereof.

16.10	Notices

Any notices to be given under this Agreement to the Executive shall be served either personally or via registered mail sent to the Executive’s home address as recorded in the records of Numonyx.  Any notices to be given under this Agreement to Numonyx shall be served via registered mail to Numonyx B.V., A-ONE Biz Center, Z.A. Vers la Piece, Rte. De l’Etraz, 1180 Rolle, Switzerland, Attention: General Counsel.  Notices and other communication hereunder shall be effective upon receipt.

16.11	Prior Agreements

This Agreement supersedes any prior written or oral agreement between the parties with respect to the matters covered herein.

16.12	Tax and Legal Fees

Numonyx shall, at or promptly following the Commencement Date, reimburse the Executive, on a tax-protected basis, upon presentation of appropriate documentation, for all legal fees and expenses, including tax advice, reasonably incurred by the Executive in connection with the preparation and negotiation of this Agreement; provided that such reimbursement shall not exceed 10,000 euros.

In addition, Numonyx shall reimburse the Executive for expenses related to tax advice and preparation services for a period of two years following the Commencement Date, subject to a maximum amount of CHF 10,000.

16.13 Counterparts

This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

Executed in two copies, in ______________ on    30     March, 2008:

NUMONYX B.V.

By  ____/s/ Kevin M. Fillo________
Name:

THE EXECUTIVE

_________________________________
Mario Licciardello

[Signature Page to COO Employment Agreement for Mario Licciardello]

Executed in two copies, in ______________ on   30    March, 2008:

NUMONYX B.V.

By
Name:

THE EXECUTIVE

    /s/ Mario Licciardello_________
Mario Licciardello

[Signature Page to COO Employment Agreement for Mario Licciardello]